                                                                    Exhibit 21.1

Subsidiaries

Twin Laboratories Inc.
Advanced Research Press, Inc.
Changes International, Inc.
Health Factors International, Inc.
Bronson Laboratories, Inc.
PR*Nutrition, Inc.
Changes International (U.K.) Ltd.
Twinlab F.S.C., Inc.